Exhibit 99.2

NJR CONTACT: Adam Prior Director, Investor Relations Office Phone: 732-938-1145 aprior@njresources.com www.njresources.com 1415 Wyckoff Road Wall, NJ 07719

June 1, 2026

NEW JERSEY NATURAL GAS COMPANY
2026 BASE RATE CASE FILING SUMMARY

OVERVIEW

Today, New Jersey Natural Gas Company (NJNG), a subsidiary of New Jersey Resources (NYSE:NJR) filed a base rate case with the New Jersey Board of Public Utilities (BPU).  NJNG is seeking a $157.6 million increase in its delivery rates based on a return on rate base of 7.60 percent and a return on equity of 10.10 percent.  The proposed increase reflects a 55.50 percent common equity component.

THE NEED FOR A BASE RATE CASE

Since the conclusion of its last base rate case in 2024, NJNG has invested approximately $950 million to upgrade and enhance the safety and reliability of its transmission and distribution systems as well as its information technology systems.

Calculating Revenue Requirement

Rate Base	$4,046.1
Rate of Return	7.60%
Operating Income Requirement	$307.5
Pro-Forma Operating Income	$195.3
Operating Income Deficiency	$112.2
Revenue Factor*	1.4040
Revenue Requirements	$157.6

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Revenue Factor means a gross-up to account for income taxes (9% NJ corporate income tax and 21% federal income tax) and other expenses, including uncollectibles, BPU assessment, and Division of Rate Counsel assessment.

Calculating Rate Base

Plant in Service	$5,035.0
Accumulated Depreciation Reserve	$(856.4)
Customer Advances	$(1.7)
Net Plant in Service	$4,176.8
Gas Supply & LNG Inventory	$134.4
Working Capital	$242.1
Deferred Taxes	$(380.2)
Excess Deferred Tax	$(118.5)
Consolidated Tax Adjustment	$(8.4)
Total Rate Base	$4,046.1

Overall Cost of Capital and Rate of Return

($ millions)	Amount	Percent	Embedded Cost	Weighted Cost
Long-Term Debt	$2,026.9	44.50%	4.48%	1.99%
Common Equity	$2,528.0	55.50%	10.10%	5.61%
Total	$4,554.9	100.00%		7.60%

THE BASE RATE CASE PROCESS IN NEW JERSEY

Base rate cases in New Jersey are judicial proceedings, with the burden on the public utility to prove that its request is justified. The test year period for measuring income at current rates is November 1, 2025 through October 31, 2026. The test year, after any adjustments proposed by NJNG, should reflect as closely as possible the conditions NJNG will face when the rates being established will be in effect.  Adjustments to the test period are intended to normalize the actual costs and also reflect known and measurable changes anticipated to occur.  NJNG expects that this request will be thoroughly reviewed and tested, with a conclusion not anticipated before 2027.

FORWARD-LOOKING STATEMENTS:

This investor fact sheet contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.  NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants.  Words such as “anticipates,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “believes,” “should” and similar expressions may identify forward-looking statements and such forward-looking statements are made based upon management’s current expectations, assumptions and beliefs as of this date concerning future developments and their potential effect upon NJR.  There can be no assurance that future developments will be in accordance with management’s expectations, assumptions and beliefs or that the effect of future developments on NJR will be those anticipated by management.  Forward-looking statements in this investor fact sheet include, but are not limited to, certain statements NJNG’s base rate case and investment programs.

Additional information and factors that could cause actual results to differ materially from NJR’s expectations are contained in NJR’s filings with the U.S. Securities Exchange Commission (“SEC”), including NJR’s Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s web site, http://www.sec.gov. Information included in this investor fact sheet is representative as of today only and while NJR periodically reassesses material trends and uncertainties affecting NJR's results of operations and financial condition in connection with its preparation of management's discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports filed with the SEC, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

About New Jersey Resources

New Jersey Resources (NYSE: NJR) is a diversified energy infrastructure and energy services company headquartered in Wall, New Jersey.

NJR is composed of five primary businesses:

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New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains natural gas transportation and distribution infrastructure to serve customers in New Jersey’s Monmouth, Ocean, Morris, Middlesex, Sussex and Burlington counties.

•	Clean Energy Ventures invests in, owns and operates solar projects, providing customers with low-carbon solutions.
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Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

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Storage and Transportation serves customers from local distributors and producers to electric generators and wholesale marketers through its ownership of Leaf River and the Adelphia Gateway pipeline, as well as our 50% equity ownership in the Steckman Ridge natural gas storage facility.

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Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators and other indoor and outdoor comfort products to residential homes throughout New Jersey.

NJR and its over 1,300 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as SAVEGREEN®.

For more information about NJR:
www.njresources.com.
Follow us on X.com (Twitter) @NJNaturalGas.
“Like” us on facebook.com/NewJerseyNaturalGas.